As filed with the Securities and Exchange Commission on September 5, 2024
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAMILTON LANE INCORPORATED
(Exact name of Registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	26-2482738 (I.R.S. Employer Identification No.)
110 Washington Street, Suite 1300 Conshohocken, PA 19428 (610) 934-2222 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

AMENDED AND RESTATED HAMILTON LANE INCORPORATED 2017 EQUITY INCENTIVE PLAN (Full title of the plan)

Lydia A. Gavalis
General Counsel and Secretary
110 Washington Street, Suite 1300
Conshohocken, PA 19428
(610) 934-2222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Matthew H. Meyers Griffin D. Foster Faegre Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103 (215) 988-2700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed to register an additional 5,000,000 shares of the Class A common stock, $0.001 par value (“Common Stock”), of Hamilton Lane Incorporated (the “Registrant”) reserved for issuance under the Amended and Restated Hamilton Lane Incorporated 2017 Equity Incentive Plan (the “Plan”). Shares of the Registrant’s Common Stock issuable under the Plan were initially registered pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on March 3, 2017 (No. 333-216443). Such Registration Statement is currently effective and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement on Form S-8 in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, filed with the Commission on May 23, 2024;
•the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the Commission on August 6, 2024;
•the Registrant’s Current Reports on Form 8-K filed with the Commission on June 26, 2024 and September 5, 2024;
•the information specifically incorporated by reference into the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 2024 from the Registrant's Definitive Proxy Statement on Schedule 14A, filed with the Commission on July 25, 2024; and
•the description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (Registration No. 001-38021) filed with the Commission on February 27, 2017, pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) but prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been in any such capacity, if he or she acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that with respect to an action brought by or in the right of the corporation such indemnification is limited to expenses (including attorneys’ fees). The Registrant’s amended and restated certificate of incorporation provides that it must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant has entered into indemnification agreements with each of its directors and officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

Section 102(b)(7) of the DGCL enables a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director or officer to the corporation or its stockholders for monetary damages for violations of the director’s or officer’s fiduciary duty, except (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), (iv) for any transaction from which a director or officer derived an improper personal benefit or (v) for any action against an officer by or in the right of the corporation. The Registrant’s Certificate of Incorporation provides for such limitations on liability for its directors and officers.

The Registrant currently maintains liability insurance for its directors and officers.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

See exhibits listed under Exhibit Index below.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Number	Description

4.1
Amended and Restated Hamilton Lane Incorporated 2017 Equity Incentive Plan (incorporated by reference to Appendix B of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on July 25, 2024 (file no. 001-38021))

5.1*	Opinion of Faegre Drinker Biddle & Reath LLP
23.1*	Consent of Ernst & Young LLP
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included as part of the signature page to this Registration Statement)
107*	Filing Fee Table
_________
* Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conshohocken, Commonwealth of Pennsylvania, on September 5, 2024.

HAMILTON LANE INCORPORATED

By:	/s/ Erik R. Hirsch
Name: Erik R. Hirsch
Title: Co-Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of Hamilton Lane Incorporated hereby severally constitutes and appoints Erik R. Hirsch, Juan Delgado-Moreira and Lydia A. Gavalis, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact, or any substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 5th day of September, 2024.

Signature	Title

/s/ Hartley R. Rogers	Executive Co-Chairman of the Board of Directors
Hartley R. Rogers

/s/ Mario L. Giannini	Executive Co-Chairman of the Board of Directors
Mario L. Giannini

/s/ Erik R. Hirsch	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)
Erik R. Hirsch

/s/ Juan Delgado-Moreira	Co-Chief Executive Officer and Director (Co-Principal Executive Officer)
Juan Delgado-Moreira

/s/ Jeffrey Armbrister	Chief Financial Officer and Treasurer (Principal Financial Officer)
Jeffrey Armbrister

/s/ Drew T. Carl	Chief Accounting Officer (Principal Accounting Officer)
Drew T. Carl

/s/ David J. Berkman	Director
David J. Berkman

/s/ R. Vann Graves	Director
R. Vann Graves

/s/ O. Griffith Sexton	Director
O. Griffith Sexton

/s/ Leslie F. Varon	Director
Leslie F. Varon